Collective Brands, Inc. Hires Douglas Treff as Executive Vice President and Chief
 Administrative Officer for Holding Company and Payless ShoeSource Unit

Treff, Most Recently as CAO of Sears Canada, Begins in New Role Early September

TOPEKA, Kan., Sept. 4 /PRNewswire-FirstCall/ -- Collective Brands, Inc. (NYSE: PSS) announced today that it has hired Douglas Treff as executive vice president and chief administrative officer for Collective Brands, Inc. and its Payless ShoeSource unit. Treff will report to Matt Rubel, chief executive officer and president of Collective Brands, Inc., and chief executive officer and president, Payless.

As EVP and CAO, Treff will lead the finance, store development and Information Technology (IT) functions for Payless. The global sourcing and supply chain, merchandising, marketing, retail operations, law and human resources teams for Payless and Collective Brands will continue to report to Rubel. Treff will start in his new role early this month.

"Doug has strong expertise in managing key administrative groups in retail-oriented and large enterprises such as Sears, Deluxe Corporation and Wilsons Leather," said Rubel. "We have built a great team, and we look forward to Doug joining our team and to his leadership in Finance, IT, and store development to fully integrate these critical functions into our broader strategy with high-performing platforms of expertise."

Most recently Treff served as executive vice president and chief administrative officer for Sears Canada, Inc. From 2000 to 2006, he served as senior vice president and chief financial officer for Deluxe Corporation, Shoreview, Minn. and prior, from 1990 to 2000, as chief financial officer and in other leadership roles in finance at Wilsons The Leather Experts, Inc., Brooklyn Park, Minn. Treff received a Bachelor of Arts degree in Psychology from the University of Minnesota, Minneapolis, and a Masters of Business Administration in Finance and Strategic Planning from The Wharton School of the University of Pennsylvania, Philadelphia.

Collective Brands, Inc. is a consumer-centric global footwear, accessories and lifestyle brand company, reaching customers through multiple price points and selling channels. Collective Brands, Inc. is the holding company of Payless ShoeSource, Stride Rite and Collective Licensing International. At this time, Collective Brands, Inc. continues to trade under the symbol (PSS). Payless ShoeSource is the largest specialty family footwear retailer in the Western Hemisphere. It is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun fashion possibilities for the family at a great value. Stride Rite markets the leading brand of high-quality children's shoes in the United States. Stride Rite also markets products for children and adults under well-known brand names, including Keds, Sperry Top-Sider, Saucony, Tommy Hilfiger Footwear and Robeez. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping on, each of the Collective Brand's units can be found at http://www.collectivebrands.com